EXHIBIT 99.1

American CareSource Holdings, Inc. to Transfer Its Ancillary Network Business to HealthSmart

ATLANTA, June 17, 2016 (GLOBE NEWSWIRE) -- American CareSource Holdings, Inc. (OTCQB:GNOW) (the "Company"), an urgent and primary care company operating under the name GoNow Doctors ("GoNow"), announced today that it has entered into an asset purchase agreement with HealthSmart Preferred Care II, L.P. (“HealthSmart Preferred Care”), a subsidiary of HealthSmart Holdings, Inc. Under the terms of the asset purchase agreement, HealthSmart Preferred Care has agreed to purchase certain specified assets and contracts from the Company and from two of its wholly-owned subsidiaries related to the Company’s ancillary network business (the “Transaction”).  The Transaction does not include the Company’s urgent care and primary care business and excludes other mutually agreed assets and liabilities.

As we previously announced, we commenced efforts in the fourth quarter of 2015 to sell our ancillary network business to HealthSmart Preferred Care as part of our focus on our urgent and primary care business and our transition away from our legacy ancillary network business. The Transaction involves the transfer of the clients and medical providers of the network and certain related liabilities. The Transaction is subject to customary closing conditions, but we anticipate the Transaction will close in the third quarter of this year.

About American CareSource Holdings, Inc.

American CareSource Holdings, Inc. owns and manages a chain of 10 urgent and primary care centers operating under the tradenames Medac and GoNow Doctors and owns an ancillary services network that provides ancillary healthcare services through its nationwide provider network. GoNow's stock trades on the OTC Markets OTCQB under the ticker "GNOW."

About HealthSmart

For more than 40 years,  HealthSmart Holdings, Inc. and its subsidiaries have offered a wide array of customizable and scalable health plan solutions for self-funded employers. HealthSmart’s comprehensive service suite addresses individual health from all angles. This includes claims and benefits administration, provider networks, pharmacy benefit management services, business intelligence, onsite employer clinics, care management, a variety of health and wellness initiatives and web-based reporting. The Company's headquarters is in Irving, Texas, with regional hubs throughout the country.  HealthSmart’s mission is to improve member health and reduce healthcare costs.

Contact:

Adam Winger
Chief Executive Officer
GoNow Doctors
Tel: 205.250.8381

Thomas Kelly
Chief Executive Officer
HealthSmart
Tel: 800.687.0500